Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Dekania Corp.

We hereby consent to the use in this Amendment No. 5 of the Registration Statement on Form S-1 of our report dated December 19, 2006, on the financial statements of Dekania Corp. (a corporation in the development stage) as of October 31, 2006 and for the period from February 28, 2006 (inception) to October 31, 2006, which appears in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ GOLDSTEIN GOLUB KESSLER LLP
GOLDSTEIN GOLUB KESSLER LLP

New York, New York

December 19, 2006